Exhibit 99.1

Angeion Corporation 350 Oak Grove Parkway St. Paul, MN 55127 USA Telephone: (651) 484-4874 Facsimile: (651) 484-4826

FOR IMMEDIATE RELEASE

Angeion Corporation Reports Improved Revenue and Operating Results
for Fiscal 2011 First-Quarter (Quarter Ended January 31, 2011)

Highlights

■	First-quarter revenue of $7.1 million increased 6.6% over first quarter of fiscal 2010
■	First-quarter gross profit margin of 56.4% grew from 50.9% in the prior-year period
■	Loss of $324,000 improved from a $826,000 loss the prior-year quarter
■	$94,000 profit before one-time charge related to the leadership transition / separation
■	Balance sheet remains strong with $10.5 million in cash and investments and no debt

ST. PAUL, Minn. — (March 9, 2011) — Angeion Corporation (NASDAQ: ANGN) today reported results for its fiscal first quarter ended January 31, 2011.

For the 2011 first quarter, Angeion reported revenues of $7.1 million, an increase of 6.6% compared to the prior-year first quarter.  Angeion incurred a net loss of ($324,000), or ($0.09) per diluted share, an improvement over the prior-year first quarter net loss of ($826,000), or ($0.20) per diluted share.  Excluding a $418,000 first quarter one-time charge related to the CEO transition and separation, Angeion would have realized a profit of $94,000, or $0.02 per diluted share.

Gross margin grew from 50.9% in the prior year quarter to 56.4% in the current quarter due to manufacturing efficiencies as a result of higher sales volume.

Operating expenses for sales and marketing increased $105,000, due to re-assignment of existing personnel from research and development and staff additions to support revenue growth opportunities.  General and administrative expenses increased by $266,000 including the $418,000 non-recurring CEO transition expense, which was partially offset by $100,000 in reduced equity based compensation costs.  Research and development expenses decreased $278,000 from fiscal 2010 first quarter levels due to personnel re-assignments and reclassification to sales and marketing as well as due to the impact of capitalization of our software-development projects that were expensed during 2010 as part of the product development cycle.

The first fiscal quarter revenues from international operations increased 2.3%, but decreased as a percentage of sales to 27.2%, down from 28.4% for the first fiscal quarter in 2010.

“I was particularly pleased with our first quarter performance following our very strong fiscal 2010 fourth quarter and given that historically, Angeion’s first quarter tends to be our lowest revenue quarter of the year” said Philip I. Smith, Angeion’s President and Chief Executive Officer.  “We believe that a modest improvement in general market conditions contributed to our stronger first-quarter sales.”

Smith continued, “Since becoming CEO two months ago, I have focused on strategies to maximize the opportunities in our product portfolio and on ensuring a high-performance management team.  We have considerable untapped potential in our MEDGRAPHICS business, in the United States and internationally, as well as in our New Leaf business, focused on consumer fitness, primarily in the United States.  My highest priority is to accelerate our plan to take advantage of these opportunities.”

Angeion reported $260,000 in positive operating cash flow in the fiscal 2011 first quarter.  This was partly due to the net loss for the period offset by add-backs for depreciation, amortization and stock-based compensation and changes in working capital.  Cash generated was used to fund the purchase of property, equipment and intangible assets (including software capitalization) of $173,000.  Together with the sale of high grade investments, balance sheet cash increased by $1,386,000 during the quarter.  At January 31, 2011, Angeion had no debt and $10.5 million in cash and investments.

Investor Conference Call

Angeion will hold an investment community conference call today, Wednesday, March 9, 2011, beginning at 4:00 p.m. CST.  Philip I. Smith, President and CEO and Larry R. Degen, Interim CFO, will review first-quarter performance and discuss the Company’s business.  To join the conference call, dial 1-877-941-2332 (International 1-480-629-3723) and provide the conference identification number 4414440 to the operator.

A replay of the conference call will be available one hour after the call ends through 11:59 p.m. CST on Tuesday, March 15, 2011.  To access the replay, dial 1-800-406-7325 (International 1-303-590-3030) and enter passcode: 4414440.

About Angeion Corporation

Founded in 1986, Angeion Corporation acquired Medical Graphics Corporation in December 1999.  Medical Graphics develops, manufactures and markets non-invasive cardiorespiratory diagnostic systems that are sold under the MedGraphics (www.medgraphics.com) and New Leaf (www.newleaffitness.com) brand and trade names.  These cardiorespiratory diagnostic systems have a wide range of applications in healthcare as well as health and fitness  The Company’s products are sold internationally through distributors and in the United States through a direct sales force that targets heart and lung specialists located in hospitals, university-based medical centers, medical clinics and physicians’ offices, pharmaceutical companies, medical device manufacturers, clinical research organizations, health and fitness clubs, personal training studios, and other exercise facilities.  For more information about Angeion, visit www.angeion.com.

Forward Looking Statements

The discussion above contains forward-looking statements about Angeion’s future financial results and business prospects that by their nature involve substantial risks and uncertainties.  You can identify these statements by the use of words such as “anticipate,” “believe,” “estimate,” “expect,” “project,” “intend,” “plan,” “will,” “target,” and other words and terms of similar meaning in connection with any discussion of future operating or financial performance or business plans or prospects.  Our actual results may differ materially depending on a variety of factors including: (1) national and worldwide economic and capital market conditions; (2) continuing cost-containment efforts in our hospital, clinics, and office market; (3) any changes in the patterns of medical reimbursement that may result from national healthcare reform; (4) our ability to successfully operate our business, including successfully converting our increasing research and development expenditures into new and improved cardiorespiratory diagnostic products and services and selling these products and services under the MedGraphics and New Leaf brand names into existing and new markets; (5) our ability to complete our software development initiative and migrate our MedGraphics and New Leaf platforms to a next generation technology; (6) our ability to maintain our cost structure at a level that is appropriate to our near to mid-term revenue expectations and that will enable us to increase revenues and profitability as opportunities develop; (7) our ability to achieve constant margins for our products and consistent and predictable operating expenses in light of variable revenues from our clinical research customers; (8) our ability to expand our international revenue through our distribution partners and our Milan, Italy representative branch office; (9) our ability to successfully defend ourselves from product liability claims related to our cardiorespiratory diagnostic products and claims associated with our prior cardiac stimulation products; (10) our ability to defend our existing intellectual property and obtain protection for intellectual property we develop in the future; (11) our ability to develop and maintain an effective system of internal controls and procedures and disclosure controls and procedures; (12) our dependence on third-party vendors and (13) the ability of new members of our senior management to make a successful transition into their new roles and for all members of senior management to ultimately develop and implement a strategic plan.  Additional information with respect to the risks and uncertainties faced by the Company may be found in, and the above discussion is qualified in its entirety by, the other risk factors that are described from time to time in the Company’s Securities and Exchange Commission reports, including the Annual Report on Form 10-K for the year ended October 31, 2010.

Contact:       Philip I. Smith, President and Chief Executive Officer, (651) 484-4874

-- Financials Follow --

ANGEION CORPORATION AND SUBSIDIARIES

Consolidated Statements of Operations

(Unaudited in thousands except per share data)

	Three Months Ended January 31,
	2011	2010
Revenues
Equipment and supply sales	$6,144	$5,790
Service revenues	909	825
	7,053	6,615
Cost of revenues
Cost of equipment and supplies	2,922	3,151
Cost of service revenue	150	97
	3,072	3,248

Gross margin	3,981	3,367

Operating expenses:
Selling and marketing	2,047	1,942
General and administrative	1,368	1,102
Research and development	761	1,039
Amortization of intangibles	105	105
	4,281	4,188

Operating loss	(300)	(821)
Other expense	(22)	―
Interest income	8	3

Loss before taxes	(314)	(818)
Provision for taxes	10	8

Net loss	$(324)	$(826)

Net loss per share:
Basic	$(0.09)	$(0.20)
Diluted	$(0.09)	$(0.20)

Weighted average common shares outstanding:
Basic	3,754	4,153
Diluted	3,754	4,153

ANGEION CORPORATION AND SUBSIDIARIES

Consolidated Balance Sheets

January 31, 2011 and October 31, 2010

(In thousands except share and per share data)

	January 31, 2011	October 31, 2010
ASSETS	(Unaudited)
Current Assets:
Cash and cash equivalents	$8,329	$6,943
Short-term investments	1,721	2,721
Accounts receivable, net of allowance for doubtful accounts of $90 and $100, respectively	4,751	5,221
Inventories, net of obsolescence reserve of $574 and $599, respectively	3,767	3,697
Prepaid expenses and other current assets	175	270
Total Current Assets	18,743	18,852

Noncurrent investments	484	722
Property and equipment, net of accumulated depreciation of $3,572 and $3,650, respectively	520	528
Intangible assets, net	1,269	1,279
Total Assets	$21,016	$21,381

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$1,868	$1,951
Employee compensation	2,246	2,115
Deferred income	1,509	1,522
Warranty reserve	140	175
Other current liabilities and accrued expenses	320	408
Total Current Liabilities	6,083	6,171

Long-term Liabilities:
Long-term deferred income and other	825	873
Total Liabilities	6,908	7,044

Commitments and Contingencies	―	―
Shareholders’ Equity:
Common Stock, $0.10 par value, authorized 25,000,000 shares, 3,860,142 and 3,862,113 shares issued and 3,764,926 and 3,747,454 shares outstanding in 2011 and 2010, respectively	376	375
Additional paid-in capital	20,579	20,486
Accumulated deficit	(6,855)	(6,531)
Accumulated other comprehensive income	8	7
Total Shareholders’ Equity	14,108	14,337
Total Liabilities and Shareholders’ Equity	$21,016	$21,381

ANGEION CORPORATION AND SUBSIDIARIES

Consolidated Statements of Cash Flows

(Unaudited in thousands)

	Three Months Ended January 31,
	2011	2010
Cash flows from operating activities:
Net loss	$(324)	$(826)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	169	195
Stock-based compensation	34	222
Decrease in allowance for doubtful accounts	(10)	21
Increase in inventory obsolescence reserve	(25)	79
Loss on disposal of equipment	22	―
Change in operating assets and liabilities:
Accounts receivable	480	(145)
Inventories	(45)	238
Prepaid expenses and other current assets	95	111
Accounts payable	(83)	(3)
Employee compensation	131	(304)
Deferred income	(61)	(211)
Warranty reserve	(35)	2
Other current liabilities and accrued expenses	(88)	(23)
Net cash provided by (used in) operating activities	260	(644)

Cash flows from investing activities:
Sale of investments	1,239	―
Purchase of property and equipment and intangible assets	(173)	(88)
Net cash provided by (used in) investing activities	1,066	(88)

Cash flows from financing activities:
Proceeds from issuance of common stock under employee stock purchase plan	12	10
Proceeds from the exercise of stock options	48	7
Net cash provided by financing activities	60	17

Net increase (decrease) in cash and cash equivalents	1,386	(715)

Cash and cash equivalents at beginning of period	6,943	11,219

Cash and cash equivalents at end of period	$8,329	$10,504

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